  EXHIBIT 99.1

TORCHLIGHT RECEIVES NASDAQ EXTENSION

PLANO, TX / ACCESSWIRE / August 4, 2020 / Torchlight Energy Resources, Inc. (NASDAQ: TRCH) ("Torchlight" or the "Company"), today received a letter from NASDAQ for an extension to meet its minimum bid requirement with NASDAQ for 180 days or until Feb 1, 2021.

 “We have remained in compliance with all aspects of our listing with the exception of the minimum bid price,” stated John Brda CEO of Torchlight. “The extension received today allows us 180 days to comply with the minimum bid requirement and more importantly, it gives the Company time to recover from the pandemic. In the next six months, we hope to make good progress on the sale of our non-core assets as well as bringing in a suitor or partner on the Orogrande project.”

About Torchlight Energy
Torchlight Energy Resources, Inc. (NASDAQ: TRCH), based in Plano, Texas, is a high growth oil and gas Exploration and Production (E&P) company with a primary focus on acquisition and development of highly profitable domestic oil fields. The company has assets focused in West and Central Texas where their targets are established plays such as the Permian Basin. For additional information on the Company, please visit www.torchlightenergy.com.

Forward Looking Statement
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including risks associated with the Company's ability to obtain additional capital in the future to fund planned expansion, the demand for oil and natural gas, general economic factors, competition in the industry and other factors that could cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation (and expressly disclaims any such obligation) to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations Contact

Derek Gradwell
Investor Relations
Phone: 512-270-6990
Email: ir@torchlightenergy.com